Exhibit 99.1

SS&C Technologies Completes Acquisition of Battea-Class Action Services

WINDSOR, CT, September 30, 2024 (PR NEWSWIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC) today announced it has completed its acquisition of Battea-Class Action Services, LLC, a market-leading provider of securities class action claims and settlement recovery services. The purchase price is approximately $670 million, subject to certain adjustments.

SS&C funded the purchase with a combination of debt and cash. SS&C expects the transaction to be accretive over the next 12 months.

More than 100 Battea employees, based in Stamford, Conn., San Francisco and Copenhagen, joined SS&C.

“We are pleased to welcome Battea's employees, customers and partners,” said Bill Stone, SS&C's Founder and CEO. “We see natural synergies between Battea and SS&C. Battea helps over 900 banks, asset managers, hedge funds and proprietary trading firms receive the maximum distribution of entitled settlements. We look forward to working together to bring these sophisticated new capabilities to clients.”

SS&C was advised by Davis Polk & Wardwell LLP. Keefe, Bruyette & Woods, Inc. served as exclusive financial advisor to Battea, and Sidley Austin LLP served as legal advisor to Battea in connection with the transaction.

About Battea-Class Action Services

Battea-Class Action Services is a global leader and expert in all stages of filing and processing settlement claims in connection with antitrust and securities litigation. The company has been the global leader in the space for more than 20 years, serving over 900 institutions around the world, including many of the world’s largest banks, hedge funds, asset managers and buy-side investors. Battea is optimally positioned to help clients navigate the increasingly complex process of obtaining trustworthy information about litigation settlements that impacts their investments and businesses.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 20,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

Additional information about

SS&C (Nasdaq:SSNC) is available at www.ssctech.com.

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For more information

Brian Schell | Chief

Financial Officer, SS&C

Technologies

Tel: +1-816-642-0915 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com

Media Contacts

Emma Lowrey

PAN Communications

Tel: (617) 502-4300
E-mail: ssc@pancomm.com

SOURCE: SS&C